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                                                                   EXHIBIT M(4)

                                SEIX FUNDS, INC.
                         SERVICES AND DISTRIBUTION PLAN

      The following Services and Distribution Plan (the "Plan") has been adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), for the Class P shares (the "Shares") of the SEIX LIMITED DURATION FUND (the "Portfolio"), a portfolio of Seix Funds, Inc., a corporation organized under the laws of the State of Maryland operating as an open-end management investment company (the "Fund"). The Plan has been approved by a majority of the Fund's directors, including a majority of the directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested directors"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the shareholders of the Shares.

The Fund, on behalf of the Portfolio, intends to enter into Sales Agreements and other distribution or shareholder servicing agreements ("Agreements") with various service organizations ("Service Organizations") either directly or through the distributor of the Shares of the Fund, pursuant to which the Service Organization will make available or service Shares or will offer Shares for sale to the public.

      The provisions of the Plan are:

      SECTION 1. ANNUAL FEES.

      (a) SERVICE FEE. The Portfolio is authorized to pay a service fee under the Plan at the annual rate of up to 0.10% of the average daily net assets of the Shares (the "Service Fee") or such lesser fee as determined from time to time by the Fund's Board of Directors. Some or all of the Service Fee may be paid to the distributor from the Portfolio's Shares (the "Distributor") in accordance with a distribution agreement with the Distributor or may be paid directly to a Service Organization.

      (b) DISTRIBUTION FEE. In addition to the Service Fee, the Portfolio is authorized to pay, a distribution fee under the Plan at the annual rate of up to 0.25% of the average daily net assets of the Shares, or such lesser fee as determined from time to time by the Fund's Board of Directors (the "Distribution Fee"). Some or all of such distribution fee may be paid to the Distributor in accordance with a distribution agreement or may be paid directly to a Service Organization.

      (c) PAYMENT OF FEES. The Service Fee and Distribution Fee will be calculated daily and paid monthly by the Portfolio at the annual rates indicated above. The Distributor and Service Organization may make payments to assist in the distribution of the Shares out of any portion of any fee paid to the Distributor or any of its affiliates or Service Organization or any of its affiliates by the Portfolio, or out of their past profits or any other sources available to them.

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      SECTION 2. EXPENSES COVERED BY THE PLAN.

      (a) The Service Fee payable with respect to the Shares is in return for certain administrative and shareholder services provided by the Distributor or a Service Organization to the investors that purchase the Shares. Such administrative and shareholder services may include processing purchase, exchange and redemption requests from customers and placing orders with Portfolio's transfer agent; processing dividend and distribution payments from the Shares on behalf of customers; providing information periodically to customers showing their positions in the Shares; responding to inquiries from customers concerning their investment in the Shares; arranging for bank wires; and providing such other similar services as may be reasonably requested.

      The Distributor may retain all or a portion of the payments made to it pursuant to the Plan for the provision of services to holders of the Shares pursuant to Sales Agreements entered into by the Distributor in its sole discretion and may make payments to third parties to assist in providing the services provided to the Shares. All expenses incurred by the Fund in connection with the Sales Agreements and the implementation of this Plan with respect to the Shares shall be borne entirely by the holders of the Shares.

      (b) The Distribution Fee with respect to the Shares may be used by the Distributor or paid directly to a Service Organization for any advertising, marketing and distribution activities or expenses intended to result in the sale of the Shares, including, without limitation, compensation for the Distributor's or Service Organization's initial expense of paying its investment representatives or introducing brokers a commission upon the sale of the Shares and accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee. In addition, the Service Fee with respect to the Shares may be used by the Distributor or paid directly to a Service Organization for any activity intended to result in the servicing of shareholder accounts, including a continuing fee which may accrue immediately after the sale of such Shares.

      (c) The amount of the Distribution Fee and Service Fee payable by the Portfolio under Section 1 hereof is not related directly to actual expenses incurred and this Section 2 does not obligate the Portfolio to reimburse the distributor or Service Organization for such expenses. The Distribution Fee and Service Fee set forth in Section 1 will be paid by the Portfolio to the Distributor or Service Organization unless and until the Plan is terminated or not renewed with respect to the Portfolio or Class P thereof, and any distribution or service expenses incurred by the Distributor or Service Organization on behalf of the Shares in excess of payments of the Distribution and Service Fees specified in Section 1 hereof which the Distributor or Service Organization has accrued through the termination date are the sole responsibility and liability of the Distributor or Service Organization and not an obligation of the Portfolio.

      SECTION 3. APPROVAL OF DIRECTORS.

      Neither the Plan nor any related agreements will take effect with respect to the Shares until approved by a majority of both (a) the full Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the

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operation of the Plan or in any agreements related to it (the "Independent
Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

      SECTION 4. CONTINUANCE OF THE PLAN.

      The Plan will continue in effect from year to year with respect to the Shares, so long as its continuance is specifically approved at least annually by the vote of the Fund's Board of Directors in the manner described in Section 3 above.

      SECTION 5. TERMINATION.

      The Plan may be terminated with respect to the Shares at any time, by the vote of a majority of the outstanding voting securities representing the Shares of the Portfolio or by a vote of a majority of the Independent Directors.

      SECTION 6. RELATED AGREEMENTS.

      All agreements with any person relating to implementation of the Plan shall be in writing and any agreement related to this Plan shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Independent Directors or by a majority of the outstanding voting securities representing the Shares of the Portfolio, on not more than 60 days written notice to any other party to the agreement; and
(b) that such agreement shall terminate automatically in the event of its assignment.

      SECTION 7. AMENDMENTS.

      The Plan may not be amended with respect to the Shares so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of the Shares. No material amendment to the Plan may be made unless approved by the Fund's Board of Directors in the manner described in Section 3 above.

      SECTION 8. SELECTION OF CERTAIN DIRECTORS.

      While the Plan is in effect, the selection and nomination of the Fund's Independent Directors will be committed to the discretion of the Independent Directors then in office.

      SECTION 9. WRITTEN REPORTS.

      In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Portfolio pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

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      SECTION 10. PRESERVATION OF MATERIALS.

      The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

      SECTION 11. MEANINGS OF CERTAIN TERMS.

      As used in the Plan, the terms "assignment", "interested person", and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

Adopted: September 20, 2001


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